Exhibit 10.9
Execution Copy
FIRST AMENDMENT TO EMPLOYMENT AGREEMENT
     This FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of May 25, 2005, by and between First Mercury Financial Corporation, a Delaware corporation (“Employer”), and Richard H. Smith (“Employee”).
PRELIMINARY STATEMENTS
     Employer and Employee entered into an Employment Agreement dated November 6, 2003 (the “Agreement”), and now desire to amend the Agreement as set forth below.
AGREEMENT
     NOW, THEREFORE, in consideration of Employee’s continued employment by Employer, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, Employer and Employee agree as follows:
1. Section 4 of the Agreement is hereby amended to add a new section (C) to the end thereof as follows:
     (C) (i) On or before May 25, 2005, Employer will loan Seven Hundred and Fifty Thousand Dollars ($750,000.00) (the “Loan”) to Employee, and Employee will simultaneously deliver to Employer the Promissory Note attached as Exhibit A to this Amendment. Employee hereby agrees to pay principal and interest with respect to the Loan to Employer at the time or times and in the amounts set forth in the Promissory Note.
          (ii) Employer further agrees to provide Employee with a bonus on any Principal Payment Date (as such term is defined in the Promissory Note) on which the Employee remains an employee of Employer in an amount equal to the principal balance of the Loan due and payable on such Principal Payment Date. Employer further agrees that in the event of a termination of Employee’s employment with Employer by reason of a termination by Employer without cause, Employer will provide Employee with a bonus on or immediately prior to the effective date of such termination in an amount equal to the then remaining principal balance due with respect to the Loan. Employee acknowledges and agrees that the bonus amount payable to Employee pursuant to preceding sentence of this Section 4(C)(ii) shall be exclusive of any severance payments owed to Employee by Employer pursuant to Section 9(B) of the Agreement.
          (iii) Employee hereby agrees that he will be solely responsible for any taxes owed by him in connection with any bonus payments described in this Section 4(C), as well as any taxes resulting from the imputation of compensation income to Employee under Section 7872 of the Internal Revenue Code of 1986, as amended. Employee further agrees to pay to Employer, in cash or other readily available funds, and not later than two (2) business days after the date of any such compensation event described in the preceding sentence, an amount equal to the minimum federal, state or local taxes required to be withheld by Employer with respect to any such compensation income.
     2. Entire Agreement.
     (a) Except as amended, modified or supplemented by this Amendment, the terms and conditions of the Agreement shall remain in full force and effect.
     (b) This Amendment and the legal relations among the parties hereto shall be governed by and construed in accordance with the internal laws of the State of Illinois, without regard to principles of conflict of laws.
     (c) This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the date first above written.

First Mercury Financial Corporation

By:
Name: Jerome M. Shaw
Title: Chief Executive Officer

Richard H. Smith

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